EXHIBIT (a)(1)(viii)

SCREEN SHOT OF STOCK OPTION EXCHANGE INTRANET PAGE

How Do I? I Contacts I Policies I Forms | Departments I EFI Community

Search Intranet

Search Employee

HR HOME

Stock Option Exchange

Stock Option Exchange Website

Equity Plan Information

Please email questions to: efioptionexchange@efi.com

Calendar of Employee Information Sessions

Important Messages

Agreement to Terms of Election

Offer To Exchange

Election Form

Employee Presentation Materials

Questions & Answers (Q&As)

2009 Equity Incentive Award Plan

2009 Plan Form of Grant Notice and Restricted Stock Unit Agreement

2009 Plan Form of Grant Notice and Restricted Stock Unit Agreement & Undertaking -

Israel

2009 Plan Prospectus

Israel Tax Rulings Consent Form

The Netherlands Tax Rulings Consent Form